Exhibit 99.A

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2017, by and among Mr. Qi Ji (“Mr. Ji”) and AAPC Hong Kong Limited (the “Shareholder”), a shareholder of China Lodging Group, Limited, a company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the Shareholder and Mr. Ji are referred to in this Agreement collectively as the “parties” and individually as a “party”).

RECITALS

WHEREAS, as of the date hereof, the Shareholder is the registered owner and beneficial owner (as defined below) of 29,875,543 ordinary shares (including 24,895,543 ordinary shares and 1,245,000 ADSs, representing 4,980,000 ordinary shares), par value $0.0001 per share, of the Company (the “Shares”), including those in the form of American Depositary Shares (the “ADSs”) and Mr. Ji is the beneficial owner of 104,347,360 Shares (as disclosed in Mr. Ji’s 13G form filed on February 10, 2017), including those in the form of ADSs (collectively, the “Existing Shares”). As used in this Agreement, “beneficial owner”, “beneficially own” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, Mr. Ji and the Shareholder agree to consult one another on certain matters, and the Shareholder agrees to vote or cause to be voted all of the Existing Shares beneficially owned by the Shareholder as well as well as any additional Shares (including Shares in the form of ADSs) or other voting share capital of the Company with respect to which the Shareholder acquires beneficial ownership after the date of this Agreement (“Additional Shares”, and together with its Existing Shares, in each case as to which the Shareholder has the power to vote or to direct the vote of, the “Covered Shares”), in accordance with the terms of this Agreement, in connection with any proposal or offer relating to any of the following (each, an “Acquisition Proposal” and each Acquisition Proposal as to which the board of directors of the Company (the “Board”) has adopted a resolution to oppose or reject , a “Rejected Acquisition Proposal”):

(i) any merger, reorganization, consolidation, share exchange, business combination scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its subsidiaries whose asset, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries or to which 20% or more of the total revenue or net income of the Company are attributable;

(ii) any sale, lease, license, exchange, transfer or other disposition of assets to any Third Party (as defined below) acquiring assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries or to which 20% or more of the total revenue or net income of the Company are attributable;

(iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company to any Third Party;

(iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company;

(v) any increase in the size of the  Board and/or proposal to add new directors resulting from or otherwise in connection with any of the transactions outlined in (i) to (iv) above that is a Rejected Acquisition Proposal; or

(vi) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for any of the transactions outlined in (i) to (v) above and approval of such transactions by the Company’s shareholders.

As used in this Agreement, a “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, (including any person who, directly or indirectly controls, is controlled by, or is under common control with, such person or persons (the “affiliates”)), other than (x) Mr. Ji, (y) the Shareholder, or (z) affiliates of Mr. Ji or the Shareholder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.              Discussion.  Each party agrees to notify each other of any Acquisition Proposal it becomes aware of and to discuss such Acquisition Proposal, and both parties agree to use their commercial reasonable endeavor to reach a common decision with respect to such Acquisition Proposal. This Agreement shall be subject to, and nothing in this Agreement shall be construed as amending or modifying the terms of the Deed of Voting and ROFR entered into on January 25, 2016 (as the same may be amended from time to time) between, among others, the parties (the “Deed”).

2.              Voting against Rejected Acquisition Proposals.  Subject to the terms hereof, the Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms and conditions, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, it shall (solely in its capacity as beneficial owner of its Covered Shares), and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto and in each case, solely with respect to any Rejected Acquisition Proposal:

(i)             appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure the Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii)          vote (or cause to be voted), whether on a show of hands or a poll and whether in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of its Covered Shares, in the manner designated by Mr. Ji, against any resolution put to such meeting supporting or seeking to assist any Rejected Acquisition Proposal.

3.              Representations and Warranties of the Parties.  Each party makes the following representations and warranties, severally and not jointly, and solely as to itself and its Covered Shares, to the other party:

(a)         Capacity; Authorization; Validity of Agreement; Necessary Action.  Such party has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such party’s obligations hereunder.  This Agreement has been duly authorized (if applicable), executed and delivered by such party and constitutes a legal, valid and binding agreement of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law).

(b)         Ownership.  Such party is as of the date hereof the sole beneficial owner of and has good and valid title to the Existing Shares it owns, free and clear of any liens.  As of the date of this Agreement, such party’s Existing Shares constitute all of the Shares beneficially owned or owned of record by the party.  Such party is the record holder or beneficial owner of such Existing Shares and has the power to agree to all of the matters set forth in this Agreement with respect to its Existing Shares.  Such party has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of its Existing Shares.

(c)          Non-Contravention; No Conflicts.  (i) No filing or notice by such party with or to any governmental authority, and no authorization, consent, permit or approval from any governmental authority or any other person is necessary for the execution and delivery of this Agreement by such party or the performance by such party of such party’s obligations herein, (ii) the execution and delivery of this Agreement by such party do not, and the performance by such party of such party’s obligations under this Agreement, will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon such party’s assets or properties under, any provision of (A) any contract, agreement or other instrument to which the party is party or by which any of such party’s assets or properties is bound, or (B) any judgment, order, injunction, decree or law applicable to such party or such party’s assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any governmental authority.

(d)         No Action.  There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the best knowledge of such party, threatened against such party that could impair the ability of such party to perform its/his obligations hereunder on a timely basis.

4.              Additional Shares. Each party covenants and agrees to notify the other in writing of the number of Additional Shares acquired by it after the date hereof as soon as practicable, but in no event later than five (5) business days, after such acquisition.  Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

5.              Share Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

6.              No Inconsistent Agreement. Except for this Agreement and subject to the Deed, the Shareholder shall not (a) create or permit to exist any lien that could prevent the Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable law on such Covered Shares or (b) enter into any voting or similar agreement (in each case except pursuant to this Agreement or the Deed) with respect to the Covered Shares, grant any proxy, consent or power of attorney with respect to any of the Covered Shares or take any action, directly or indirectly, that would or would reasonably be expected to, in each case, (i) result in its breach hereof, (ii) make any representation or warranty of the Shareholder set forth herein untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by the Shareholder of its obligations under, or compliance by the Shareholder with the provisions of, this Agreement.

7.              Documentation and Information.  None of the parties hereto shall issue any press release or make any other public statement with respect to this Agreement without the prior written consent of the other party, except as such release or statement may be required by applicable law or the rules and regulations of any national securities exchange or governmental authority of competent jurisdiction.  Both parties shall make and cooperate with each other with respect to, any regulatory filings required by this Agreement or any actions taken pursuant to it.

8.              Amendments and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

9.              Termination. This Agreement shall become effective upon execution and shall remain in effect until terminated by either party with at least twelve months’ prior written notice provided that such prior written notice may only be given after the second anniversary of the date hereof.

10.       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.  This Agreement is made solely for the benefit of the parties herein and no other party shall have the right to enforce or seek any other remedies pursuant to this Agreement.

11.       Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

12.       Arbitration.  Subject to the last sentence of this Section 12, any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (the “HKIAC Rules”).  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

13.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by telecopy or by registered or certified mail to Mr. Ji (if delivered by a Shareholder) or to the Shareholder (as applicable) at the following addresses (or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 13):

If to Mr. Ji, to:

2266 Hongqiao Road, Changning District, Shanghai 200336 R. R. China

Attention: Mr. Ji Qi

Email:

If to the Shareholder, to:

AXA Centre, 151Gloucester Road, Wan Chai, Hong Kong

Attention: Mr. Gaurav BHUSHAN

Email:

14.       Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law (including, without limitation by way of merger or other corporate transaction) or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that a Shareholder may assign its rights under this Agreement to one or more of its affiliates without the prior written consent of the other parties; provided further, that no assignment will relieve the assignor of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

15.       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

16.       Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, Mr. Ji and the Shareholder have caused to be executed or executed this Agreement as of the date first written above.

QI JI

/s/ Qi Ji

Shareholder:

AAPC HONG KONG LIMITED

By:	/s/ Olivier Baroux
Name:	Olivier Baroux
Title:	Senior Vice President Corporate Finance